Exhibit 99.1

Atlantic Union Bankshares Announces Appointment of Bradley S. Haun as Chief Risk Officer

Richmond, Va., May 13, 2025 – Atlantic Union Bankshares Corporation (“Atlantic Union”) announced the appointment of Bradley S. Haun as chief risk officer of Atlantic Union and Atlantic Union Bank. Mr. Haun succeeds Sherry Williams, who will retire on July 1, 2025. Ms. Williams is currently serving in an advisory capacity until her retirement date.

Mr. Haun has been with Atlantic Union since 2011, most recently serving as executive vice president and chief audit executive. Mr. Haun, an alumnus of Virginia Tech, began his career at Cherry Bekaert in their audit practice. He joined Atlantic Union as director of financial reporting and accounting policy before becoming corporate controller. He was named chief audit executive in 2021.

“It has been an honor to work with Sherry, who has been instrumental in building out our enterprise risk program to support the increased regulatory expectations associated with our growing company,” said Chief Executive Officer John Asbury. “We thank her for her many contributions to the company, and wish her well in her retirement following her distinguished career.”

“Brad brings experience and proven leadership to this important role. He has risen through the ranks at Atlantic Union since joining the company and he has built highly engaged teams at every stop. We’re looking forward to his leadership over our risk functions.”

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (NYSE: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has branches and ATMs located throughout Virginia and in portions of Maryland and North Carolina. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937